================================================================================
      As filed with the Securities and Exchange Commission on June 5, 2007

                                                       Registration No. 333-____

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                SPIRE CORPORATION
             (Exact name of registrant as specified in its charter)

          Massachusetts                                  04-2457335
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

One Patriots Park, Bedford, Massachusetts                            01730-2396
-----------------------------------------                            ----------
(Address of Principal Executive Offices)                             (Zip Code)

                                SPIRE CORPORATION
                             2007 STOCK EQUITY PLAN
                            (Full title of the plan)

                                 Roger G. Little
          Chairman of the Board, Chief Executive Officer and President
                                Spire Corporation
                                One Patriots Park
                        Bedford, Massachusetts 01730-2396
                     (Name and address of agent for service)

                                 (781) 275-6000
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

------------------------ --------------------- ------------------------- -------------------- ------------------
  Title of securities        Amount to be          Proposed maximum        Proposed maximum       Amount of
    to be registered         registered(1)     offering price per share   aggregate offering   registration fee
                                                                                price
------------------------ --------------------- ------------------------- -------------------- ------------------
Common Stock, $0.01 par   1,000,000 Shares(2)      $9.60 - $9.765(3)         $9,750,150(3)          $299.33
  value per share
------------------------ --------------------- ------------------------- -------------------- ------------------

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Consists of (i) 90,000 shares reserved for issuance upon the exercise of outstanding options granted under the Spire Corporation 2007 Stock Equity Plan (the "Plan") and (ii) 910,000 shares available for future grants under the Plan. These shares have previously been approved for issuance under the Plan by the Registrant's board of directors and stockholders.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of (i) with respect to the 90,000 shares reserved for issuance upon the exercise of outstanding options granted under the Plan, the exercise price of $9.60 per share and (ii) with respect to the 910,000 shares available for future grants under the Plan, the average of the high and low sale prices of the Registrant's Common Stock on the Nasdaq Global Market on May 31, 2007 ($9.765), in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

     (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

     (b) The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007.

     (c) The Registrant's Current Reports on Form 8-K, filed with the Commission on March 21, 2007 and May 25, 2007.

     (d) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is organized under the laws of The Commonwealth of Massachusetts. The Massachusetts Business Corporation Law provides that indemnification of directors, officers, employees, and other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by the corporation to whatever extent specified in its charter documents or votes adopted by its shareholders, except that no indemnification may be provided for any person with respect to any matter as to which the person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. Under Massachusetts law, a corporation can purchase and maintain insurance on behalf of any person against any liability incurred as a director, officer, employee, agent, or person serving at the request of the corporation as a director, officer, employee, or other agent of another organization or with respect to any employee benefit plan, in his capacity as such, whether or not the corporation would have power to itself indemnify him against such liability.

     The Registrant's Restated Articles of Organization, as amended, provide that a director is not liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty except for: (a) any breach of the director's duty of loyalty to the Registrant or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under the Massachusetts Business Corporation Law provisions imposing joint and several liability for improper distributions to shareholders or loans to officers or directors, (d) transactions from which a director derived an improper personal benefit or (e) for any act or omission occurring prior to the effective date of such provision.

     The Registrant's By-Laws require the Registrant to indemnify all officers, directors, employees and agents of the Registrant against all liabilities and expenses they may incur on account of all actions threatened or brought against them by reason of their services to the Registrant or to another entity at the request of the Registrant. No indemnification is provided for any person with respect to any matter as to which such person has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant.

     The Registrant maintains directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

     1. ITEM 512(A) OF REGULATION S-K. The undersigned Registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
           Statement:

                               (i) To include any prospectus required by Section
                     10(a)(3) of the Securities Act;

                               (ii) To reflect in the prospectus any facts or
                     events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                               (iii) To include any material information with
                     respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                     PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
                     Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. ITEM 512(B) OF REGULATION S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     3. ITEM 512(H) OF REGULATION S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 4th day of June, 2007.


                                     SPIRE CORPORATION

                                     By: /s/ Roger G. Little
                                         ----------------------------
                                         Roger G. Little
                                         Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Roger G. Little            Chief Executive Officer, President   June 4, 2007
---------------------------    and Chairman of the Board
Roger G. Little                (Principal Executive Officer)


/s/ Christian Dufresne         Chief Financial Officer              June 4, 2007
---------------------------    (Principal Financial Officer)
Christian Dufresne


/s/ Richard P. Thomley         Chief Accounting Officer             June 4, 2007
---------------------------    (Principal Accounting Officer)
Richard P. Thomley


/s/ Udo Henseler               Director                             June 4, 2007
---------------------------
Udo Henseler


/s/ David R. Lipinski          Director                             June 4, 2007
---------------------------
David R. Lipinski


/s/ Mark C. Little             Director                             June 4, 2007
---------------------------
Mark C. Little


/s/ Michael J. Magliochetti    Director                             June 4, 2007
---------------------------
Michael J. Magliochetti


/s/ Guy L. Mayer               Director                             June 4, 2007
---------------------------
Guy L. Mayer


                               Director                             June  , 2007
---------------------------
Roger W. Redmond

                                  EXHIBIT INDEX


NO.      DESCRIPTION
---      -----------

4.1      Spire Corporation 2007 Stock Equity Plan.

5.1      Opinion of Greenberg Traurig LLP, counsel to the Registrant.

23.1     Consent of Greenberg Traurig LLP (included in Exhibit 5.1).

23.2     Consent of Vitale, Caturano & Company, Ltd.












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